Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Announces Third Quarter 2008 Financial

Results

Achieves Quarterly Record for Revenue, Operating Income, Earnings per

Share, Operating Cash Flow and Ending Backlog

PORTLAND, OR - October 23, 2008 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced financial results for the third quarter ended September 30, 2008. Revenue was $276.7 million, up 45% compared to third quarter 2007 revenue of $191.1 million. Operating income for the quarter was $76.7 million, up 48% from $51.8 million in the third quarter of 2007. Net income for the quarter was $55.6 million, or $0.35 per diluted share, compared with net income of $34.8 million, or $0.22 per diluted share on a split-adjusted basis, in the third quarter a year ago. Cash provided by operations during the quarter was $66.4 million.

Revenue from the Company’s Government Systems division increased 57% over the third quarter of 2007, to a record $151.7 million, driven by strength in land-based and maritime applications. Revenue from the Company’s Commercial Vision Systems division increased 34% over the third quarter of last year, to $45.8 million, reflecting strong growth in each served market. Revenue from the Company’s Thermography division increased 32% over the third quarter of last year, to $79.2 million. Excluding the impact of the Extech Instruments and Cedip Infrared Systems acquisitions, Thermography revenue increased 7% during the third quarter, due to increased demand for the T-Series and i5 product lines, and reduced demand for high end products, including GasFindIR®.

The backlog of firm orders for delivery within the next twelve months was approximately $650 million at September 30, 2008, an increase of $78 million compared with backlog at June 30, 2008. Backlog in the Government System’s division was $547 million, up $83 million during the quarter due to strong order activity both in the U.S. and internationally. Backlog in the Commercial Vision System’s division was $81 million, down $5 million during the quarter. Backlog in the Thermography division was $22 million, unchanged from the prior quarter.

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FLIR Systems Announces Third Quarter 2008 Financial Results

October 23, 2008

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During the quarter, the Company repurchased 681,000 shares of its common stock for $22.9 million, and expended $5.0 million for the purchase of property, plant, and equipment. At September 30, 2008, cash and cash equivalents were $206.1 million, compared with $177.0 million at June 30, 2008.

“The third quarter was another outstanding quarter for the Company, as we set quarterly records for orders, backlog, revenue, operating profit, operating cash flow, and earnings per share” noted Earl R. Lewis, President and CEO. “Demand was excellent, particularly in our Government Systems division, as we continue to expand our base of long term contracts. Based on the quarter’s results, and the expectations for the remainder of the year, we are narrowing the range of our outlook for the year.”

Revenue and Earnings Per Share Outlook for 2008

Based on the financial results for the quarter, and the outlook for the remainder of the year, the Company is revising the range of its revenue and earnings per share outlook for 2008 to the upper end of the previous range. The Company currently expects net revenue in fiscal 2008 to be in the range of $1.075 billion to $1.1 billion, and net earnings to be in the range of $1.21 to $1.25 per diluted share. This guidance utilizes a planned tax rate for the year of approximately 30%, and an average share count of approximately 163 million diluted shares.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 2:30 PM EDT at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #66411502 after 2:30 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

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FLIR Systems Announces Third Quarter 2008 Financial Results

October 23, 2008

Page Three

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned “Revenue and Earnings Per Share Outlook for 2008” above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the possibility that the Company will experience difficulties in the integration of the operations, employees, strategies, technologies and products of Extech or Cedip, the potential inability to realize expected benefits and synergies from the Extech or Cedip transactions, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$276,740	$191,104	$774,624	$536,763
Cost of goods sold	121,478	84,081	341,969	240,772

Gross profit	155,262	107,023	432,655	295,991
Operating expenses:
Research and development	21,639	15,692	68,296	51,623
Selling, general and administrative	56,973	39,508	167,946	115,400

Total operating expenses	78,612	55,200	236,242	167,023
Earnings from operations	76,650	51,823	196,413	128,968
Interest expense	2,110	2,245	6,880	7,549
Other income, net	(4,956)	(957)	(8,627)	(4,535)

Earnings before income taxes	79,496	50,535	198,160	125,954
Income tax provision	23,863	15,770	59,750	35,840

Net earnings	$55,633	$34,765	$138,410	$90,114

Net earnings per share:
Basic	$0.40	$0.26	$1.00	$0.67

Diluted	$0.35	$0.22	$0.87	$0.59

Weighted average shares outstanding:
Basic	139,211	135,130	138,090	133,577

Diluted	163,124	159,535	162,393	157,892

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$206,103	$203,681
Accounts receivable, net	241,652	203,371
Inventories, net	215,118	179,366
Prepaid expenses and other current assets	75,116	58,056
Deferred income taxes, net	10,961	11,033

Total current assets	748,950	655,507
Property and equipment, net	124,929	120,873
Deferred income taxes, net	3,532	2,237
Goodwill	224,668	176,230
Intangible assets, net	61,081	52,819
Other assets	24,715	16,650

	$1,187,875	$1,024,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,110	$19,000
Accounts payable	63,286	53,990
Deferred revenue	31,471	19,612
Accrued payroll and related liabilities	39,069	39,431
Accrued product warranties	7,964	6,594
Advance payments from customers	16,012	9,156
Other current liabilities	22,505	14,600
Accrued income taxes	—	3,752
Current portion of long-term debt	21	7

Total current liabilities	181,438	166,142
Long-term debt	208,572	207,889
Deferred income taxes	1,649	1,902
Accrued income taxes	5,114	4,295
Pension and other long-term liabilities	23,306	20,813
Commitments and contingencies
Shareholders’ equity	767,796	623,275

	$1,187,875	$1,024,316